Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PGT Innovations, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-227281) on Form S-3 and the registration statements (Nos. 333-196048, 333-166075, 333-146719, 333-135616) on Form S-8 of PGT Innovations, Inc. of our reports dated February 27, 2019, with respect to the consolidated balance sheets of PGT Innovations, Inc. as of December 29, 2018 and December 30, 2017, and the related consolidated statements of operations, comprehensive income, cash flows, and shareholders’ equity for each of the years in the three-year period ended December 29, 2018, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 29, 2018, which reports appear in the December 29, 2018 annual report on Form 10 K of PGT Innovations, Inc.

Our report dated February 27, 2019, on the effectiveness of internal control over financial reporting as of December 29, 2018, contains an explanatory paragraph that states WWS was excluded from management’s assessment of internal control over financial reporting and our audit of internal control over financial reporting also excludes an evaluation of the internal control over financial reporting of WWS.

Our report dated February 27, 2019, on the consolidated financial statements as of December 29, 2018 and December 30, 2017 and for each of the years in the three-year period ended December 29, 2018, contains an explanatory paragraph that states that the Company has changed its method of accounting for revenue from contracts with customers for the year ended December 29, 2018 due to the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP

Tampa, Florida

February 27, 2019